Exhibit 99.1
Press Release Dated September 1, 2011

Two Rivers Water Company Highlighted in NEWSMAX Analysis of Chinese Purchase of U.S. Corn

DENVER, Sep. 1, 2011 – The Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com), today announced that the water development and farmland irrigation asset company was highlighted in an analysis by NEWSMAX, an independent online news site with an estimated 4 million monthly viewership. (Analysis found here: http://bit.ly/ncrYFt)  The Chairman and CEO of Two Rivers Water Company, John McKowen was quoted in regards to a recent rise in Chinese interest in U.S. corn due to the growing need for food. Mr. McKowen stated, “The greatest fear of the Communist Party of China is a food shortage because although a worker will tolerate a smaller apartment, he becomes a barbarian at the gate if his child is starving.”

The analysis concluded that American economic interests may benefit from the food shortage. Two Rivers Water Company was highlighted for the belief that American farming is the answer to Chinese food needs. The piece also concluded recent droughts, a growing urban-centric populace and an increase in Chinese manufacturing over agriculture were the cause for food shortages and the acquisition of corn.

The piece also highlighted several Chinese acquisition and economic numbers regarding interest in U.S. corn:

•	China purchased 540,000 metric tons of Corn as of Aug. 31 for internal uses.

•	China is expected to purchase another 300,000 metric tons slated for unknown destinations.

•	The UN Food and Agriculture Organization estimates China may purchase 5 million metric tons of corn by the end of 2011.

•	Food prices rose 14.8 percent in July in China.

Two Rivers Water Company acquires and develops water & irrigated farming resources in Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Two Rivers Water Company – 2000 South Colorado Blvd. Annex Bldg 420 – Denver, CO 80222

For further information about Two Rivers Water Company please visit our web site: www.2riverswater.com

CONTACT:

Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com
Brokers and Analysts Chesapeake Group (303) 222-1000 Kevin Holmes 410-825-3930 kholmes@chesapeakegp.com